Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Prospectus and Registration Statement on Form S-3 of XpresSpa Group, Inc. of our report dated March 29, 2018 with respect to our audits of the consolidated financial statements of XpresSpa Group, Inc., as of and for the years ended December 31, 2017 and 2016, which appear in the Annual Report on Form 10-K of XpresSpa Group Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ CohnReznick LLP

Jericho, New York

June 8, 2018